Exhibit 99.1 - Press Release of USA Technologies, Inc.

MALVERN, PA, December 15, 2006 - USA Technologies (OTC Bulletin Board: USAT) announced today that it received and accepted orders from institutional investors for a private placement of 1,400,000 shares of common stock at a price of $6 per share resulting in gross proceeds of $8.4 million. As part of the private placement offering, USA Technologies will issue to the investors warrants exercisable into 700,000 additional shares of common stock, at a price of $6.40 per share through December 31, 2011. William Blair & Company, LLC has acted as the exclusive placement agent.

"We are pleased to have worked with William Blair & Company for a successful and quick execution of this private placement. We believe that the Company's recent strong performance and the potential future revenue growth enabled us to raise the funds from a quality group of institutional investors. This private placement offering reflects the capital markets' confidence in USA Technologies. The addition of cash to our balance sheet positions us well in executing our revenue growth plans," commented George R. Jensen, Jr., Chairman and CEO of USA Technologies.

The securities to be issued in the private placement have not been registered under the Securities Act of 1933 or state securities law and may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. The Company has agreed to register the shares of common stock sold as part of the private placement and the common stock issuable upon exercise of the warrants for resale under the Securities Act of 1933.

Statement under the Private Securities Litigation Reform Act: With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to product acceptance, the ability to continually obtained increased orders of its products, the ability to meet installation goals, economic, competitive, governmental impacts, whether its pending patents will be granted or defendable; validity of intellectual property and patents of USA, the ability of USA to license its patents, the ability of USA to commercialize its developmental products, technological and/or other factors, which could cause actual results or revenues to differ materially from those contemplated by these statements.